                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     --------------------------------------

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

                     --------------------------------------

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                            AIM Summit Investors Plans II

Address of Principal Business Office:            11 Greenway Plaza
                                                 Suite 100
                                                 Houston, Texas 77046

Telephone Number (including area code):          (713) 626-1919

Name and Address of Agent for Service
of Process:                                      Michael J. Cemo, President
                                                 A I M Distributors, Inc.
                                                 11 Greenway Plaza
                                                 Suite 100
                                                 Houston, Texas 77046

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [ X ] No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to by duly signed on its behalf in the city of Houston and state of Texas on the 30th day of April 1999.

[SEAL]                                           A I M Distributors, Inc.

                                                 By: /s/ MICHAEL J. CEMO
                                                    ----------------------------
                                                    Michael J. Cemo
                                                    President

ATTEST: /s/ STEPHEN I. WINER
       -----------------------------
       Stephen I. Winer
       Assistant Secretary


                                       1